UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

TERRA INDUSTRIES INC.
 (Exact name of registrant as specified in its charter)

Maryland	1-8520	52-1145429
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa	51102-6000
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (712) 277-1340

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 2.06 Material Impairments.

On July 18, 2007, Terra Industries Inc. (the “Company”) and Eastman Chemical Company (“Eastman”) executed an Option Agreement (“Option”) whereby the Company granted Eastman an exclusive and irrevocable option to purchase, pursuant to the terms of an Asset Purchase Agreement attached thereto as an exhibit, the assets of the Company’s Beaumont, Texas methanol facility (“Beaumont Facility”). Pursuant to the Option, Eastman may exercise its option to purchase the Beaumont Facility by providing written notice to the Company on or before October 1, 2007. The above description of the Option Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Option Agreement, filed as Exhibit 10.1 to the Current Report on Form 8-K, and it is incorporated herein by reference.

As a result of this transaction, the Company assessed the assets consisting of the Beaumont Facility for impairment under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets”, and determined the assets are impaired. The Company currently estimates that the impairment is approximately $42 million pre-tax and $27 million after-tax. The Company expects to record the impairment charge in the three month period ended September 30, 2007.

A copy of the press release issued by the Company on July 18, 2007, is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

10.1	Option Agreement dated July 18, 2007
99.1	Press Release dated July 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA INDUSTRIES INC.

/s/ John W. Huey
John W. Huey
Vice President, General Counsel and Corporate Secretary

Date: July 23, 2007

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Option Agreement dated July 18, 2007
99.1	Press Release dated July 18, 2007